                                                                    Exhibit 5.14

                        [MACLEOD DIXON S.C. LETTERHEAD]


March 5, 2004


BURNS PHILP VENEZUELA, S.A.
Centro San Ignacio, Torre Copernico, Piso 8
Av. Blandin, Urb. La Castellana, Caracas, Venezuela

Ladies and Gentlemen:

            RE: 9-3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2012


We have acted as special Venezuelan counsel to BURNS PHILP VENEZUELA, S.A, a Venezuelan company (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation (the "Issuer") and wholly owned subsidiary of Burns, Philp & Company Limited ("Burns Philp"), of U.S.$400,000,000 aggregate principal amount of 9-3/4% Series B Senior Subordinated Notes due 2012 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 9-3/4% Senior Subordinated Notes due 2012 (the "Old Notes"), as described in the Registration Statement on Form F-4 (File No. 333-98141) relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed with the United States Securities and Exchange Commission on August 9, 2002. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of June 21, 2002 (the "Indenture"), among the Issuer, Burns Philp and certain subsidiaries of Burns Philp (together with the Company, the "Subsidiary Guarantors") and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes.

The Old Notes are, and the Exchange Notes will be, guaranteed by the Company in accordance with a Supplemental Indenture of Additional Subsidiary Guarantors (the "Supplemental Indenture") among various members of the Burns Philp corporate group (as Additional Subsidiary Guarantors), Burns Philp, the Issuer and the Trustee.

We have examined originals, or copies certified or otherwise identified to our satisfaction, or draft copies, of the Exchange Notes, the Old Notes, the Indenture, and the Supplemental Indenture (the "Relevant Documents"), as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Relevant Documents and the Registration Statement.

In our examination, we have assumed (i) the genuineness of all signatures (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original signed documents of all documents submitted as copies or drafts of any kind. In particular, we make reference to the following copies provided to us electronically by Dewey Ballantine LLP: (i) an executed copy of the Indenture, an executed copy of the Supplemental Indenture, and an executed copy of the Old Notes; and (ii) the form of Exchange Notes (as an attachment to the execution copy of the Indenture), which we assume will be signed in that form.

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions herein set forth, we are of the opinion that (i) the execution and delivery of, and the performance by the Company of its obligations under, the Supplemental Indenture has been duly authorized by all requisite corporate action of the part of the Company; (ii) the Company was duly incorporated and remains validly registered with the Fifth Commercial Registry of the Judicial Circuit of the Capital District and State of Miranda, as a corporation under the laws of the Bolivarian Republic of Venezuela; (iii) the Company has full power and authority and, subject to compliance with any applicable exchange control rules, all necessary consents and approvals, to execute, deliver and perform its obligations under the Indenture; (iv) the Supplemental Indenture has been duly executed and delivered by the Company; and
(v) the execution, delivery and performance of its obligation under the Supplemental Indenture by the Company is not in conflict with Company Corporate Records (as this term is defined below).

Our opinions above are subject to the following:

      (a) In rendering the foregoing opinions, we express no opinion, directly or indirectly, as to laws other than the laws of the Bolivarian Republic of Venezuela in force on the date hereof. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

      (b) No assumption or qualification in this opinion limits another assumption or qualification in it, and no statement as to knowledge, investigation, review or assumption is based on any independent investigation or the knowledge of any of our personnel, other than those lawyers directly involved in the preparation of this opinion, and except in each case as expressly set out herein.

      (c) We have relied on a search of the public records on file at the Commercial Registry with which the Company is registered, and of its internal corporate records (the "Company Corporate Records") as of February 26, 2004; and on the corporate certificate issued by the Company on February 27, 2004.

This opinion is addressed to you for your own use. Neither it nor any copy of it may be shown to or quoted or referred to in any public document or filed with any other person without our prior written consent, save as detailed in the next paragraph below.

We hereby consent to the filing of this legal opinion with the Commission as an exhibit to the Registration Statement and to the reference made to this firm therein. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. In addition, we hereby consent that Dewey Ballantine LLP may rely on this legal opinion with respect to matters of Venezuelan law, to the extent applicable, for purposes of its opinion filed as an exhibit to the Registration Statement, as if this legal opinion had been addressed to it.

Very truly yours,

/s/ DESPACHO DE ABOGADOS MIEMBROS DE MACLEOD DIXON, S.C.

DESPACHO DE ABOGADOS MIEMBROS DE MACLEOD DIXON, S.C.